UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2023 (April 25, 2023)

RENOVORX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40738	27-1448452
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4546 El Camino Real, Suite B1 Los Altos, CA	94022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 284-4433

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RNXT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 25, 2023, the Board of Directors of RenovoRx, Inc. (the “Company”) appointed Robert Spiegel, M.D., FACP, to its Board of Directors as an independent director, and increased the size of its Board of Directors from six to seven directors in connection with his appointment. As with the rest of the directors, Dr. Spiegel will be up for election in connection with the Company’s 2023 Annual Meeting of Stockholders. Dr. Spiegel will also serve on the nominating and corporate governance committee of the Board of Directors.

Dr. Spiegel has over 30 years of extensive R&D and operational experience in biopharmaceuticals, including large pharmaceutical and biotechnology companies and academic startups as well as an advisor to venture capital and private equity funds. Dr. Spiegel was an Assistant Professor and Director of the Developmental Therapeutics Program at New York University Medical Center from September 1980 to November 1983 and then spent 26 years at Schering-Plough (now Merck & Co.) from November 1983 to December 2009, where he joined as the first Director for Oncology Clinical Research. He then held a series of senior executive positions, including Senior Vice President for Worldwide Clinical Research and Chief Medical Officer. During his time at Schering-Plough he led teams that took numerous drug candidates through clinical development, was involved with over 30 New Drug Application approvals by the U.S. Food and Drug Administration, participated in multiple due diligence reviews and in-licensing decisions, re-engineered pharmacovigilance and risk management areas, and built a quality system for all research operations. He founded Spiegel Consulting LLC in 2010 and currently serves as the President of the company. He has been an Associate Professor of Medicine at Weill Cornell Medical College since 2013. Dr. Spiegel currently is a consultant to the biotech industry and has served on the Scientific Advisory Board and Board of Directors of multiple biotech companies. He currently is a director of the following public companies: Athenex, Inc., Ayala Pharmaceuticals, Inc., Cyclacel Pharmaceuticals, Inc., and Geron Corporation. He served on the board of NexImmune, Inc. from 2017 to 2019. He currently is a director of the following public companies: Athenex, Inc., Ayala Pharmaceuticals, Inc., Cyclacel Pharmaceuticals, Inc., and Geron Corporation. He received his B.A. from Yale University and his M.D. from the University of Pennsylvania. He received his specialty training in Medical Oncology at the National Cancer Institute, NIH.

In accordance with the Company’s outside director compensation policy (the “Policy”) and in connection with his appointment on April 25, 2023, Dr. Spiegel was automatically granted an initial award of stock options to purchase 43,026 shares of the Company’s common stock, calculated at a grant date fair value of $120,000 in the aggregate, and subject to a maximum of 43,026 shares of common stock (the “Initial Award”). The Initial Award is scheduled to vest in equal installments as to one thirty-sixth of the shares of the Initial Award on a monthly basis following the Initial Award’s grant date, on the same day of the month as the grant date, subject to continued services to the Company through the applicable vesting date. Dr. Spiegel shall also be entitled to annual cash compensation and equity awards under the terms of the Policy. In addition, the Company entered into an indemnification agreement with Dr. Spiegel in the same form as the Company’s other directors.

There are no arrangements or understandings between Dr. Spiegel and any other person pursuant to which he was selected to serve on the Company’s Board of Directors. There are no transactions in which the Company is a party and in which Dr. Spiegel has a material interest subject to the disclosure requirements of the securities laws and regulations.

On April 27, 2023, the Company issued a press release announcing the appointment of Dr. Spiegel to its Board of Directors. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated April 27, 2023.
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENOVORX, INC.
Date: April 27, 2023

	By:	/s/ Shaun R. Bagai
	Name:	Shaun R. Bagai
	Title:	Chief Executive Officer

3